Exhibit 10.95

LICENSING AGREEMENT

This Agreement is by and between Charles & Colvard, Ltd., having its principal office at 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560 (“Licensor”) and Samuel Aaron International having its principal office at 31-00 47th Avenue, 4th Floor, Long Island City, NY 11101 (“Licensee”):

A. Licensor desires to license certain of its trademarks, which are set forth in the Brand Identity Guidelines.

B. The Trademarks and Copyright Works are valuable rights of the Licensor. Licensor desires to and Licensee agrees to protect the integrity of the Trademarks and Copyright Works so as to avoid consumer confusion and to distinguish Licensor’s products from those of its competitors. Licensee shall exercise this protection by conforming to certain guidelines concerning the use of the Trademarks and Copyright Works, as described in the Brand Identity Guidelines.

C. Licensee wishes to use the Trademarks and Copyright Works in connection with the advertising, promotion and sale of Licensee’s products which incorporate Charles & Colvard created Moissanite jewels.

Now, therefore, in consideration of the mutual promises of the Agreement, the parties agree as follows:

1. GRANT OF LICENSE

Licensor grants to Licensee, subject to the terms and conditions of this Agreement, the non-exclusive right unless initially agreed upon to use the Trademarks and Copyright Works listed in the Brand Identity Guidelines, in connection with Licensee’s advertisement, promotion and sale of Licensee’s products which incorporate Charles & Colvard created Moissanite jewels. Licensee may use the Trademarks and Copyright Works: (i) only in the United States of America and Canada except with knowledge of C&C its agents or employees; (ii) only in connection with Licensee’s advertisements, sales promotional and sales materials (including but not limited to online advertising and promotion) (collectively “Advertisements”); and (iii) only as permitted by this Agreement. Licensee may make no other use of the Trademarks and Copyright Works and Licensor reserves any rights, benefits and opportunities not expressly granted to Licensee under this Agreement, except with the written approval of Charles & Colvard.

2. TERM AND TERMINATION

The term of this Agreement shall begin on the date of this Agreement and end simultaneously with the termination of the Manufacturing Agreement dated August 18, 2006 between Licensor and Licensee concerning manufacture of jewelry incorporating Charles & Colvard created Moissanite Jewels unless sooner terminated by either party hereto.

3. ROYALTIES

Licensee is not obligated to pay Licensor any royalties for the use of the Trademarks or Copyright Works under the terms of this agreement.

4. QUALITY AND APPROVAL

(a) Purpose of Quality Control; Prior Approval Licensee shall not use the Trademarks and/or Copyright Works in connection with Advertisements before obtaining Licensor’s approval, except as detailed in (b) and (c).

(b) Pre-approved Materials. All advertising, promotional and sales material bearing or incorporating the Trademarks and/or Copyright Works which are supplied to Licensee directly by Licensor, or previously approved by Licensor, without change or alteration of any kind, shall be considered approved.

(c) Purpose of Quality Control. In order to maintain the quality and reputation of the Trademarks and the rights in the Copyright Works, all Advertisements that are instituted solely by Licensee and are not co-op, retail initiated, etc., shall have approval, oral or otherwise by Licensor, Licensee is not responsible for advertisements from its customers but will make best efforts to maintain the quality and reputation of C&C branding with its customer.

5. TRADEMARK AND COPYRIGHT OWNERSHIP AND NOTICES

(a) Licensee’s use of the Trademarks shall, depending upon the directions provided by Licensor, in every instance be combined with one of the following notices: (i) Reg. U.S. Pat. & TM. Off.; (ii) ®; (iii) Trademark of Charles & Colvard; (iv) TM; or (v) such other similar language as shall have Licensor’s prior approval.

(b) Licensor and Licensee agree and intend that all material, including without limitation all artwork and designs, created by Licensee or any other person or entity retained or employed by Licensee bearing, displaying or containing the Trademarks or Copyright Works (“Copyright Materials”) are works made for hire within the meaning of the United States Copyright Act and shall be the property of Licensor, where such work is specific to trademarks of C&C for all other marketing, trade names, copyrights owned by Licensee (artwork, design, etc.) ownership shall remain with Licensee. As owner, Licensor shall be entitled to use and license others to use the Copyright Materials. To the extent the Copyright Materials are not works made for hire, Licensee hereby irrevocably assigns to Licensor, its successors and assigns, the entire right, title and interest in perpetuity throughout the world in and to any and all rights, including all copyrights and related rights in such Copyright Materials. All other Materials produced for marketing by Licensee which do not contain the Copyright Materials shall remain the property of Licensee. Licensee warrants and represents that: (i) the Copyright Materials are completely original and are not based on or derived from the work or works of any third party; (ii) only Licensee created or contributed to the Copyright Materials; (iii) the Copyright Materials are an original work of authorship, and no royalties, honorariums or fees were, are or will be payable to other persons by reason of Licensor’s use of the Copyright Materials; and (iv) the Copyright Materials do not infringe the rights of others. If Licensee wishes to retain a third party to assist Licensee in the creation of the Copyright Materials, Licensee shall obtain Licensor’s prior approval and shall obtain and provide to Licensor an original assignment from the third party to Licensor of the third party’s rights in the Copyright Materials.

(c) SAI will use best efforts to ensure the following notice (or such other notice as shall have Licensor’s prior approval) shall appear in connection with the Copyright Works and/or Copyright Materials at least once on Advertisements using Copyright Works and/or Copyright Materials: © (year of first publication) Charles & Colvard® All Rights Reserved.

(d) Upon Licensor’s reasonable request in writing and at no cost to Licensee, Licensee agrees to execute such additional documents reasonably proposed by Licensor, or do or have done all things as may be reasonably requested and at no cost by Licensor to vest and/or confirm the sole and exclusive ownership of all right, title and interest, including copyrights and related rights in and to the Copyright Materials in favor of Licensor, its successors and assigns.

6. RIGHTS IN THE TRADEMARKS AND COPYRIGHT WORKS

(a) Licensee shall not make any unlicensed use, file any application for registration or claim any other proprietary right to any of the Trademarks, Copyright Works, Copyright Materials or derivations or adaptations thereof, or any marks or works similar thereto as to the best of its knowledge and such filing pertaining to moissanite material.

(b) Licensee acknowledges the validity of and Licensor’s title to the Trademarks, Copyright Works and Copyright Materials as disclosed to it by Licensor and shall not do, to the best of its knowledge, or suffer to be done any act or thing, which will impair the rights of Licensor in and to such Trademarks, Copyright Works or Copyright Materials. Licensee shall not acquire and shall not claim any title or any other proprietary right to the Trademarks, Copyright Works, Copyright Materials or in any derivation, adaptation, variation or name thereof by virtue of this license or Licensee’s creation or usage, unless as discussed in Section 5 (b).

7. ELECTRONIC MATERIALS - CD ROM USE AND WEBSITE

Licensor hereby grants to Licensee a limited, non-exclusive, royalty-free license to use certain trademarks and certain copyrights in works as are made available by Licensor on specified CD Rom or from Licensor’s website (the “Licensed Materials”) solely in connection with the advertising, promotion, and sale of Licensee’s products which incorporate Charles & Colvard created Moissanite. Licensee is granted the right to use the Licensed Materials only in conformity with the terms of this agreement and the guidelines concerning the use of Licensor’s trademarks and copyright works as described in the Brand Identity Guidelines, as may be amended from time to time. Licensee may make no other use of the Licensed Materials without first obtaining the specific written consent of Licensor.

Licensee shall have no right to, nor shall it attempt to challenge, assign, sublicense, transfer, pledge, lease, rent, or share the rights granted under this License Agreement to or with any third party, in whole or in part, without the prior written consent of Licensor. Licensee acknowledges and agrees that such Licensed Materials (and trademarks and copyrights therein) as disclosed to it by Licensor are proprietary to Licensor and protected under applicable U. S. and foreign laws.

Upon termination of this Agreement, Licensee must destroy all copies, electronic or otherwise, of the Licensed Materials and/or any materials incorporating parts thereof.

Licensee agrees to comply with Licensor’s standards for controlling the quality of products sold under or in connection with the Licensed Materials. Licensee may not reverse engineer, modify, or create derivative works based upon the Licensed Materials or any part thereof, except as is specifically permitted in the Brand Identity Guidelines.

The following notice (or such other notice as shall have Licensor’s prior written approval) shall appear in connection with the Licensed Materials at least once on all documentation: “Used pursuant to license from Charles & Colvard, Ltd.” License shall also use “© (year of first publication) Charles & Colvard, Ltd. All Rights Reserved” in connection with copyright works and ™ or ®, as appropriate, in connection with trademarks.

Furthermore, upon notice from Licensor posted electronically that it has changed the appearance of the Licensed Materials (or any of the trademarks and/or copyright works therein), Licensee shall use only the changed version in any and all materials produced by Licensee within no less than four (4) weeks following Licensor’s initial notice.

8. COOPERATION WITH LICENSOR

If Licensee learns of any infringement of the Trademarks, Copyright Works or Copyright Materials or of the existence, use or promotion of any mark or design similar to the Trademarks, Copyright Works or Copyright Materials, Licensee shall promptly notify Licensor. Licensor will, in its discretion, decide whether to object to such existence, use or promotion. Licensee agrees to cooperate fully with Licensor in the prosecution of any trademark or copyright application that Licensor may reasonably desire to file or in the conduct of any litigation relating to the Trademarks, Copyright Works or Copyright Materials, as may reasonably be required by Licensor and at no cost to Licensee.

9. EXTENT AND AMENDMENT OF THE LICENSE

From time to time, Licensor may add other articles, trademarks, or copyright works to the Brand Identity Guidelines, and the parties agree that by such action this Agreement shall be amended to include such additions. Furthermore, upon notice from Licensor that it has changed the appearance of any of the Trademarks or Copyright Works, Licensee shall incorporate the new version of the changed Trademark or Copyright Work into all Advertisements bearing the changed Trademark or Copyright Work within four (4) weeks following Licensor’s initial notice.

10. COMPLIANCE WITH GOVERNMENT STANDARDS

Licensee represents and warrants that the Advertisements shall comply with, meet and/or exceed all Federal, State or Provincial, and local laws, ordinances, standards, regulations and guidelines, including, but not limited to, those pertaining to product, quality, labeling and propriety. Licensee agrees that it will not publish material in its Advertisements or cause or permit any material to be published, in violation of any such Federal, State or Provincial, or local law, ordinance, standard, regulation or guideline.

11. POST-TERMINATION AND-EXPIRATION RIGHTS AND OBLIGATIONS

(a) At the expiration or termination of this Agreement, all rights granted to Licensee under this Agreement shall forthwith revert to Licensor, and Licensee shall refrain from further use of the Copyright Works, Copyright Materials and/or the Trademarks, either directly or indirectly, or from use of any marks or designs similar to the Copyright Works, Copyright Materials or the Trademarks. Licensee will immediately cease all use of Advertisements bearing or including the Trademarks, Copyright Works and/or Copyright Materials. Licensee also shall turn over to Licensor all photographs, codes and other materials, which reproduce the Copyright Works, Copyright Materials or the Trademarks or shall provide evidence satisfactory to Licensor of their destruction. Licensee shall be responsible to Licensor for any damages caused by the unauthorized use by Licensee or by others of such photographs, codes and other materials, which are not turned over to Licensor. Upon termination of this agreement, to facilitate the selling of any remaining inventory Licensee may request the use of certain rights under this agreement for a 90 day period, the approval of which will not be unreasonably denied by the Licensor.

(b) Licensee acknowledges that any breach or threatened breach of any of Licensee’s covenants in this Agreement relating to the Trademarks, Copyright Works and/or Copyright Materials, including without limitation, Licensee’s failure to remove such materials from its Advertisements at the termination or expiration of this Agreement will result in immediate and irreparable damage to Licensor and to the rights of any subsequent license of Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for any such breach or threatened breach, and Licensee agrees that in the event of any such breach or threatened breach, Licensor shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper, without the necessity of Licensor posting any bond.

12. ASSIGNMENT AND SUBLICENSE

(a) Licensee shall not assign or transfer any of its rights under this Agreement or delegate any of its obligations under this Agreement (whether voluntarily, by operation of law, change in control or otherwise) without Licensor’s prior approval. Any attempted assignment, transfer, or delegation by Licensee without such approval shall be void and a material breach of this Agreement. A change in the majority ownership or a material change in the management of Licensee shall constitute an assignment of rights under this Section requiring Licensor’s prior approval.

(b) Licensee may sublicense its rights hereunder to authorized jewelry distributors or retailers engaged in the sale of Licensee’s products which incorporate Charles & Colvard created Moissanite jewels; provided Licensee shall first notify, in writing, Licensor of any such authorized jewelry distributor or retailer to be sublicensed hereunder and each of which must agree to be bound by the terms of this Agreement. Each such sublicense shall be deemed automatically approved by Licensor. Any other proposed sublicense shall require Licensor’s prior written approval. Licensee shall use all commercially reasonable efforts to insure the use of the rights granted by the sublicense are used in conformity with the terms of this Agreement, including but not limited to notification by Licensee to Licensor of any misuse of the rights and full cooperation with Licensor in asserting Licensor’s rights to the full extent of the law.

13. INDEPENDENT CONTRACTOR

Licensee is an independent contractor and not an agent, partner, joint venture, affiliate or employee of Licensor. No fiduciary relationship exists between the parties. Neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party, its agents or employees, Licensee shall have no authority to obligate or bind Licensor in any manner. Licensor has no proprietary interest in Licensee and has no interest in the business of Licensee, except to the extent expressly set forth in this Agreement.

14. SEVERABILITY

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent government or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions which will maintain the economic purposes and intentions of this Agreement.

15. SURVIVAL

Licensee’s obligations and agreements under Sections 5, 6, 9 , 10 and 11 shall survive the termination or expiration of this Agreement.

16. MISCELLANEOUS

(a) Captions. The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the parties for the purpose of interpretation of this Agreement.

(b) Scope and Amendment of Agreement. This Agreement constitutes the entire agreement between the parties with respect to the use of Licensor’s Trademarks, Copyright Works and Copyright Materials and supersedes any and all prior and all written requirements agreed in said agreements “term”, “license”, or otherwise, are to be delivered certified mail attention “Richard Katz” at Samuel Aaron International, 31—47th Avenue, Long Island City, NY 10514.

With the exception of the addition of new Trademarks, Copyright Works, and Copyright Materials as provided for in Section 5, this Agreement may be amended only by written instrument expressly referring to this Agreement, setting forth such amendment and signed by Licensor and Licensee.

(c) Governing Law and Interpretation. This Agreement will be deemed to have been executed in the State of North Carolina, United States of America and will be construed and interpreted according to the laws of that State without regard to its conflicts of law principles or rules. The parties agree that each party and its counsel have reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(d) Attorneys’ Fees. If Licensor brings any legal action or other preceding to interpret or enforce the terms of this Agreement, or if Licensor retains a collection agent to collect any amounts due under this Agreement, then Licensor shall be entitled to recover reasonable attorneys’ fees and any other costs incurred, in addition to any other relief to which it is entitled only if Licensee’s allegations are favorable in a binding legal proceeding.

(e) Waiver. The failure of Licensor to insist in any one or more instances upon the performance of any term, obligation or condition of this Agreement by Licensee or to exercise any right or privilege herein conferred upon Licensor shall not be construed as thereafter waiving such term, obligation, or condition or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by Licensor of any default or right shall not constitute waiver of any other default or right. No waiver shall be deemed to have been made unless expressed in writing and signed by the Chief Executive Officer.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives on the dates indicated below.

CHARLES & COLVARD, LTD.		LICENSEE: SAMUEL AARON INTERNATIONAL

By:	/s/ Robert S. Thomas	By:	/s/ Richard Katz
	Robert S. Thomas		Richard Katz
	President & CEO		Chief Operating Officer & CFO

Date: 2 Oct. ‘06		Date: 10/2/06